Exhibit 99

Dollar General Corporation Reports Fourth Quarter 2021 Results

Provides Financial Guidance for Fiscal Year 2022 First Quarter and Full Year

Increases Quarterly Cash Dividend by 31%

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 17, 2022--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2021 fourth quarter (13 weeks) and fiscal year (52 weeks) ended January 28, 2022.

  Fourth Quarter Net Sales Increased 2.8%; Fiscal Year Net Sales Increased 1.4%
  Fourth Quarter Same-Store Sales Decreased 1.4%; Increased 11.3% on a two-year stack basis1
  Fiscal Year Same-Store Sales Decreased 2.8%; Increased 13.5% on a two-year stack basis2
  Fourth Quarter Operating Profit Decreased 8.7% to $796.7 Million; Fiscal Year Operating Profit Decreased 9.4% to $3.2 Billion
  Fourth Quarter Diluted Earnings Per Share (“EPS”) Decreased 1.9% to $2.57; resulting in a two-year compound annual growth rate of 10.6%
  Fiscal Year Diluted EPS Decreased 4.2% to $10.17, resulting in a two-year compound annual growth rate of 23.8%, or 22.9% compared to 2019 Adjusted Diluted EPS3
  Annual Cash Flows From Operations of $2.9 Billion
  Board of Directors Declares Quarterly Cash Dividend of $0.55 per share, an Increase of 31% Compared to the Prior Quarter
[1] Same-store sales on a two-year stack basis represents the sum of the Q4 2021 same-store sales decrease and the Q4 2020 same-store sales increase.
[2] Same-store sales on a two-year stack basis represents the sum of the 2021 same-store sales decrease and the 2020 same-store sales increase.
[3] See Reconciliation of Non-GAAP Adjusted Diluted Earnings Per Share for reconciliation of 2019 Adjusted Diluted EPS to 2019 Diluted EPS; see also “Non-GAAP Disclosure” herein.

“We are pleased with our fourth quarter and fiscal year results, and I want to thank our associates for their unwavering commitment to meeting the critical needs of our customers during the pandemic,” said Todd Vasos, Dollar General’s chief executive officer. “Despite a more challenging than expected operating environment, our teams remained focused on executing our operating priorities and advancing our strategic initiatives, which we believe position us well for solid sales and profit growth in 2022 and beyond.”

“For the full year, we are pleased with our net sales increase of 1.4%, which was on the high end of our guidance, and on top of a robust 21.6% increase in fiscal 2020. In addition, during the year, we completed the initial rollout of DG Fresh, executed more than 2,900 real estate projects, including the opening of our 18,000th store and 50 standalone pOpshelf locations, and launched new initiatives focused on health and international expansion.”

“Overall, we are excited about our plans for 2022, as we look to further differentiate Dollar General from the rest of the retail landscape, while delivering long-term sustainable growth and value for our shareholders.”

Fourth Quarter 2021 Highlights

Net sales increased 2.8% to $8.7 billion in the fourth quarter of 2021 compared to $8.4 billion in the fourth quarter of 2020. The net sales increase was primarily driven by positive sales contributions from new stores, partially offset by the decline in same-store sales and the impact of store closures. Same-store sales decreased 1.4% compared to the fourth quarter of 2020, driven by a decline in customer traffic, partially offset by an increase in average transaction amount. Same-store sales in the fourth quarter of 2021 declined in each of the apparel, consumables, seasonal, and home products categories.

Gross profit as a percentage of net sales was 31.2% in the fourth quarter of 2021 compared to 32.5% in the fourth quarter of 2020, a decrease of 131 basis points. This gross profit rate decrease was primarily attributable to an increased LIFO provision, which was driven by higher product costs; increased transportation and distribution costs; and a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories. These factors were partially offset by a reduction in markdowns as a percentage of net sales and higher inventory markups.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.0% in the fourth quarter of 2021 compared to 22.2% in the fourth quarter of 2020, a decrease of 16 basis points. The decrease was primarily driven by lower incremental costs related to COVID-19, lower hurricane-related expenses, and a reduction in incentive compensation. These items were partially offset by expenses that were higher as a percentage of sales this quarter, including retail labor, store occupancy costs, and depreciation and amortization.

Operating profit for the fourth quarter of 2021 decreased 8.7% to $796.7 million compared to $872.2 million in the fourth quarter of 2020. The fourth quarter of 2020 included approximately $96 million of incremental investments the Company made in response to the COVID-19 pandemic, primarily driven by $69 million in frontline employee appreciation bonuses, as well as measures taken to further protect the health and safety of employees and customers.

The effective income tax rate in the fourth quarter of 2021 was 21.2% compared to 22.7% in the fourth quarter of 2020. This lower effective income tax rate was primarily due to increased income tax benefits associated with share-based compensation and a lower state effective tax rate than the comparable 2020 period.

The Company reported net income of $597.4 million for the fourth quarter of 2021, a decrease of 7.0% compared to $642.7 million in the fourth quarter of 2020. Diluted EPS decreased 1.9% to $2.57 for the fourth quarter of 2021 compared to diluted EPS of $2.62 in the fourth quarter of 2020.

Fiscal Year 2021 Highlights

Fiscal year 2021 net sales increased 1.4% to $34.2 billion compared to $33.7 billion in fiscal year 2020. The net sales increase was primarily driven by positive sales contributions from new stores, partially offset by a decline in same-store sales and the impact of store closures. Same-store sales decreased 2.8% compared to fiscal year 2020, driven by a decline in customer traffic, partially offset by an increase in average transaction amount. Same-store sales in the 2021 period declined in each of the consumables, apparel, seasonal, and home products categories.

Gross profit as a percentage of net sales was 31.6% in fiscal year 2021, compared to 31.8% in fiscal year 2020, a decrease of 16 basis points. The gross profit rate decrease in the 2021 period was primarily attributable to increased transportation costs; an increased LIFO provision, which was driven by higher product costs; increased inventory damages; and higher distribution costs. These factors were partially offset by higher inventory markups, a reduction in markdowns as a percentage of net sales, and a lower inventory shrink rate.

SG&A as a percentage of net sales was 22.2% in fiscal year 2021 compared to 21.2% in fiscal year 2020, an increase of 96 basis points. Expenses that were a higher percentage of net sales in 2021 were retail labor, store occupancy costs, depreciation and amortization, employee benefits, utilities, and workers’ compensation and general liability expenses. These items were partially offset by reductions in discretionary employee bonus, other miscellaneous COVID-related expenses, and incentive compensation expenses.

Operating profit for fiscal year 2021 decreased 9.4% to $3.2 billion compared to $3.6 billion in fiscal year 2020. Fiscal year 2020 included approximately $248 million of incremental investments the Company made in response to the COVID-19 pandemic. These investments included approximately $167 million in appreciation bonuses for eligible frontline employees, and measures taken to further protect the health and safety of employees and customers.

The effective income tax rate in fiscal year 2021 was 21.7% compared to 22.0% in fiscal year 2020. This lower effective income tax rate was primarily due to increased income tax benefits associated with federal tax credits, partially offset by a higher state effective tax rate compared to fiscal year 2020.

The Company reported net income of $2.4 billion for fiscal year 2021, a decrease of 9.6% compared to $2.7 billion in fiscal year 2020. Diluted EPS decreased 4.2% to $10.17 for fiscal year 2021 compared to diluted EPS of $10.62 in fiscal year 2020.

Merchandise Inventories

As of January 28, 2022, total merchandise inventories, at cost, were $5.6 billion compared to $5.2 billion as of January 29, 2021, an increase of 1.4% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in fiscal year 2021 were $1.1 billion, including approximately: $510 million for improvements, upgrades, remodels and relocations of existing stores; $268 million for distribution and transportation-related projects; $244 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $44 million for information systems upgrades and technology-related projects. During fiscal year 2021, the Company opened 1,050 new stores, remodeled 1,752 stores, and relocated 100 stores.

Share Repurchases

In fiscal year 2021, the Company repurchased $2.5 billion of its common stock, or 12.1 million shares, at an average price of $211.45 per share, under its share repurchase program. The total remaining authorization for future repurchases was $2.1 billion at the end of fiscal year 2021. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend

On March 16, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.55 per share on the Company’s common stock, payable on or before April 19, 2022 to shareholders of record on April 5, 2022. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2022 Financial Guidance and Store Growth Outlook

Uncertainty continues to exist regarding the current geopolitical conflict, as well as the recovery from the impact of the COVID-19 pandemic, including its impact on the U.S. economy, consumer behavior and the Company’s business. In addition, specific financial outcomes could be impacted by several variables, which include, but are not limited to, economic recovery, employment levels, continued or additional disruptions to the supply chain, and the ongoing impact of the COVID-19 pandemic.

Despite this uncertainty, the Company is providing financial guidance for the 53-week fiscal year ending February 3, 2023 (“fiscal year 2022”), in which the Company currently expects:

  Net sales growth of approximately 10%, including an estimated benefit of approximately two percentage points from the 53rd week
  Same-store sales growth of approximately 2.5%
  Diluted EPS growth in the range of approximately 12% to 14%, including an estimated benefit of approximately four percentage points from the 53rd week
    This Diluted EPS guidance assumes an effective tax rate in the range of 22.5% to 23.0%
  Share repurchases of approximately $2.75 billion
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.4 billion to $1.5 billion

The Company is also reiterating its plans to execute 2,980 real estate projects in fiscal year 2022, including 1,110 new store openings, 1,750 remodels, and 120 store relocations.

Fiscal Year 2022 First Quarter Financial Guidance

Given the unusual comparison from the 13-week quarter ended April 30, 2021, which included the positive impact of economic stimulus payments, the Company is also providing guidance for the first quarter of fiscal year 2022.

For the 13-week quarter ending April 29, 2022, the Company currently expects a same-store sales decline of 2% to 1%, and Diluted EPS in the range of $2.25 to $2.35.

“We feel very good about the underlying strength of the business, as reflected in our full-year outlook for fiscal 2022,” said John Garratt, Dollar General’s chief financial officer. “While we anticipate a challenging first quarter due to elevated cost pressures, ongoing supply chain disruptions, and the prior year sales and gross margin comparison, both of which were positively impacted by stimulus payments, we are confident in our full year plan, including our outlook for sales and EPS growth.”

“In addition, we expect to return significant cash to shareholders in the form of a dividend increase, as compared to 2021, and share repurchases, including an estimated benefit from the 53rd week. As always, we continue to be disciplined in managing expenses and capital with the goal of delivering consistent, strong financial performance, while strategically investing for the long term.”

Conference Call Information

The Company will hold a conference call on March 17, 2022 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13726702. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through April 14, 2022, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13726702.

Non-GAAP Disclosure

Adjusted diluted EPS, and its respective growth metric, for the fiscal year ended January 31, 2020 has not been derived in accordance with U.S. GAAP, but rather excludes the impact of significant legal expenses associated with wage and hour and consumer/product certified class action litigation and related matters. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes this non-GAAP financial measure provides useful information to investors in assessing the Company’s operating performance as this measure provides an additional relevant comparison of the Company’s operating performance across periods. A reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP is provided in the accompanying schedules.

The non-GAAP measure discussed above is not a measure of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as an alternative to diluted EPS or any other measure derived in accordance with GAAP. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotations of Messrs. Vasos and Garratt, and in the sections entitled “Share Repurchases,” “Dividend,” “Fiscal Year 2022 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2022 First Quarter Financial Guidance.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic and associated governmental responses, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies, the global supply chain, labor availability, and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government stimulus programs or subsidies such as unemployment, food/nutrition assistance programs, and the Child Tax Credit; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, international expansion, store formats and concepts, digital, marketing, health services, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, pOpshelf, DG Fresh initiative, Fast Track, and DG Media Network;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack that prevents the Company from operating all or a portion of its business;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events;
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels) and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  failure to protect the Company’s reputation;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates/salary levels); health and safety; imports and customs; bribery; climate change; and environmental compliance, as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,130 stores in 46 states as of January 28, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	January 28	January 29
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$344,829	$1,376,577
Merchandise inventories	5,614,325	5,247,477
Income taxes receivable	97,394	90,760
Prepaid expenses and other current assets	247,295	199,405
Total current assets	6,303,843	6,914,219
Net property and equipment	4,346,127	3,899,997
Operating lease assets	10,092,930	9,473,330
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,199,750	1,199,870
Other assets, net	46,132	36,619
Total assets	$26,327,371	$25,862,624

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,183,559	$1,074,079
Accounts payable	3,738,604	3,614,089
Accrued expenses and other	1,049,139	1,006,552
Income taxes payable	8,055	16,063
Total current liabilities	5,979,357	5,710,783
Long-term obligations	4,172,068	4,130,975
Long-term operating lease liabilities	8,890,709	8,385,388
Deferred income taxes	825,254	710,549
Other liabilities	197,997	263,691
Total liabilities	20,065,385	19,201,386

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	201,265	210,687
Additional paid-in capital	3,587,914	3,446,612
Retained earnings	2,473,999	3,006,102
Accumulated other comprehensive loss	(1,192)	(2,163)
Total shareholders' equity	6,261,986	6,661,238
Total liabilities and shareholders' equity	$26,327,371	$25,862,624

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	January 28	% of Net	January 29	% of Net
	2022	Sales	2021	Sales
Net sales	$8,651,448	100.00%	$8,414,524	100.00%
Cost of goods sold	5,951,208	68.79	5,677,829	67.48
Gross profit	2,700,240	31.21	2,736,695	32.52
Selling, general and administrative expenses	1,903,571	22.00	1,864,471	22.16
Operating profit	796,669	9.21	872,224	10.37
Interest expense	38,506	0.45	40,268	0.48
Income before income taxes	758,163	8.76	831,956	9.89
Income tax expense	160,730	1.86	189,213	2.25
Net income	$597,433	6.91%	$642,743	7.64%

Earnings per share:
Basic	$2.59		$2.64
Diluted	$2.57		$2.62
Weighted average shares outstanding:
Basic	231,079		243,490
Diluted	232,513		245,423

	For the Year Ended
	January 28	% of Net	January 29	% of Net
	2022	Sales	2021	Sales
Net sales	$34,220,449	100.00%	$33,746,839	100.00%
Cost of goods sold	23,407,443	68.40	23,027,977	68.24
Gross profit	10,813,006	31.60	10,718,862	31.76
Selling, general and administrative expenses	7,592,331	22.19	7,164,097	21.23
Operating profit	3,220,675	9.41	3,554,765	10.53
Interest expense	157,526	0.46	150,385	0.45
Income before income taxes	3,063,149	8.95	3,404,380	10.09
Income tax expense	663,917	1.94	749,330	2.22
Net income	$2,399,232	7.01%	$2,655,050	7.87%

Earnings per share:
Basic	$10.24		$10.70
Diluted	$10.17		$10.62
Weighted average shares outstanding:
Basic	234,261		248,171
Diluted	235,812		250,076

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	January 28	January 29
	2022	2021
Cash flows from operating activities:
Net income	$2,399,232	$2,655,050
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	641,316	574,237
Deferred income taxes	114,359	34,976
Noncash share-based compensation	78,178	68,609
Other noncash (gains) and losses	191,040	11,570
Change in operating assets and liabilities:
Merchandise inventories	(550,114)	(575,827)
Prepaid expenses and other current assets	(47,471)	(16,516)
Accounts payable	98,735	745,596
Accrued expenses and other liabilities	(37,328)	388,597
Income taxes	(14,642)	(6,522)
Other	(7,494)	(3,611)
Net cash provided by (used in) operating activities	2,865,811	3,876,159

Cash flows from investing activities:
Purchases of property and equipment	(1,070,460)	(1,027,963)
Proceeds from sales of property and equipment	4,903	3,053
Net cash provided by (used in) investing activities	(1,065,557)	(1,024,910)

Cash flows from financing activities:
Issuance of long-term obligations	-	1,494,315
Repayments of long-term obligations	(6,402)	(4,640)
Net increase (decrease) in commercial paper outstanding	54,300	(425,200)
Borrowings under revolving credit facilities	-	300,000
Repayments of borrowings under revolving credit facilities	-	(300,000)
Costs associated with issuance of debt	(2,268)	(13,574)
Repurchases of common stock	(2,549,669)	(2,466,434)
Payments of cash dividends	(392,188)	(355,926)
Other equity and related transactions	64,225	56,467
Net cash provided by (used in) financing activities	(2,832,002)	(1,714,992)

Net increase (decrease) in cash and cash equivalents	(1,031,748)	1,136,257
Cash and cash equivalents, beginning of period	1,376,577	240,320
Cash and cash equivalents, end of period	$344,829	$1,376,577

Supplemental cash flow information:
Cash paid for:
Interest	$159,803	$128,211
Income taxes	$568,267	$721,570
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,778,564	$1,721,530
Purchases of property and equipment awaiting processing for payment,
included in Accounts payable	$143,589	$118,059

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	January 28	January 29
	2022	2021	% Change
Consumables	$6,562,770	$6,321,571	3.8%
Seasonal	1,127,600	1,097,504	2.7%
Home products	638,753	608,500	5.0%
Apparel	322,325	386,949	-16.7%
Net sales	$8,651,448	$8,414,524	2.8%

	For the Year Ended
	January 28	January 29
	2022	2021	% Change
Consumables	$26,258,605	$25,906,685	1.4%
Seasonal	4,182,165	4,083,650	2.4%
Home products	2,322,367	2,209,950	5.1%
Apparel	1,457,312	1,546,554	-5.8%
Net sales	$34,220,449	$33,746,839	1.4%

Store Activity

		For the Year Ended
		January 28	January 29
		2022	2021

Beginning store count		17,177	16,278
New store openings		1,050	1,000
Store closings		(97)	(101)
Net new stores		953	899
Ending store count		18,130	17,177
Total selling square footage (000's)		134,532	127,056
Growth rate (square footage)		5.9%	5.6%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Year Ended	For the Year Ended
	January 31	January 22	Compound Annual
	2020	2022	Growth Rate

Net income	$1,712.6	$2,399.2

Significant Legal Expenses	31.0	-
Deferred tax benefit of Significant Legal Expenses	(6.9)	-
Significant Legal Expenses net of deferred tax benefit	24.1	-

Adjusted net income	$1,736.7	$2,399.2

Diluted earnings per share:
As reported	$6.64	$10.17	23.8%
After-tax impact of Significant Legal Expenses	0.09	-
Adjusted	$6.73	$10.17	22.9%

Weighted average diluted shares outstanding:	258.1	235.8

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Jennifer Moreau, (877) 944-3477
Crystal Luce, (615) 855-5210